Ex. 99.1

FOR IMMEDIATE RELEASE    Contacts:

John Garrison

President

Empire Energy

(877) 663-2310

Rick Eisenberg

Eisenberg Communications

(212) 496-6828

HUNT ENERGY DRILL RIG ARRIVES AT MELBOURNE DOCKS EN ROUTE TO TASMANIA TO DRILL BELLEVUE #1 IN SEARCH FOR OIL, GAS AND HELIUM

LEAWOOD, Kansas, August 28th, 2008 -- Empire Energy Corporation International (OTCBB: EEGC) today announced that, having just completed the drilling of an oil and gas well at Sealake, Victoria, the Hunt Energy Rig Number 3 has arrived at the Melbourne docks and is being washed down prior to quarantine inspection. Assuming quarantine approval, it is expected that all 32 semi-trailer loads of equipment (including the rig) should be shipped to Tasmania next week. Extra equipment, such as casing and a well head, have been ordered and are believed to be on their way to Tasmania.

It is expected that Bellevue #1 will be spudded as soon as permitting is completed and approvals obtained. Empire's CEO, Malcolm Bendall reports, "Our recently expanded staff and our many consultants have been working aggressively around the clock completing the numerous reports needed to obtain government permission to start our Bellevue and Thunderbolt wells. Geophysical, geological, archeological, cultural heritage, hydrogeological, acoustic, engineering, operations, emergency response, forest practices, fire service, land owner, mud disposal, well control insurance and environmental management plans, agreements and surveys have now been completed in record time for the new site. We plan to spud the 300m Bellevue top hole in September using a dual rotary DR24 open hole exploration rig provided by local Tasmanian company Spaulding Drillers. Spaulding has previously pre-collared, cased and cemented 500psi API rated 4.5 inch pipe to which blow out preventers were attached in seven stratigraphic holes. Bellevue will be our eighth well but our first conventional petroleum well drilled on a seismically defined structure. "

Empire Chief Geologist and Chairman Dr. Clive Burrett says, "Our site at Bellevue is geologically and logistically very good and is at the overlap of three of the seismic lines that define the closure of the huge Bellevue Anticline. We will spud in the Jurassic dolerite which provides a thick and effective regional seal.  Under the dolerite, it is anticipated that we will intersect eight potential reservoir formations. These include Triassic and Permian freshwater sandstones and associated coal measures which are closely analogous to producing reservoirs in the Cooper Basin (Australia) and in the South Oman Basin (Oman).  We plan to carry out flow tests on the coal and sands for oil and gas.  Beneath the Permian sands we expect 150 meters of Early Permian Quamby Mudstone that is similar to the Sprayberry Formation in West Texas. The Quamby Formation contains the Tasmanite Oil Shale, which is the world standard for Type 1 kerogen and one of the richest oil source rocks for oil in the world.  Based on geochemical data, government geologists have calculated that the Tasmanite Oil Shale and the Quamby Formation could have generated 9.5 barrels per square meter of basin area or over 150 billion barrels of oil over the whole Tasmania Basin. Even if only 1% of this has been trapped and is recoverable, we still have a very significant prospective resource of over 1 billion barrels. Unconformably beneath this Permian section, we have potential reservoirs and seals in the Siluro-Devonian Eldon Group which group is analogous to similar sequences in the Appalachians. At about 2700 meters, we expect to test the Gordon Limestone, which is analogous to producing reservoirs in the Amadeus Basin in central Australia, the Trenton and Viola Formations of the USA and the Ordovician limestones of the Tarim Basin (China).  After drilling, mud logging, flow testing and wireline logging is finished, we plan a borehole seismic survey which will, for the first time, give us accurate velocity information for the Early Paleozoic sequence and provide an ideal seismic trace at the well-bore to correlate with the surface seismic.  These new data will be very helpful for our ongoing seismic exploration in Tasmania. Work on permitting and engineering planning for our next well, Thunderbolt #1, which is also on a huge, independently verified, seismically defined structure, is also almost complete and will be submitted shortly.”

Empire has recently received a loan of AUD$5 million from Hong Kong-based Smart Win International Limited which is guaranteed by CEO Malcolm Bendall.  Empire is currently negotiating a joint venture agreement with SmartWin which could provide cancellation of the loan and a further AUD$40 million in funding relating to development of its license area.

The company estimates that 14 identified structures on this license area may hold undiscovered prospective petroleum resources of between 535 million and 2.29 billion barrels.

In further developments today, Empire and GSLM CFO, Graham Rogers, has resigned to pursue other interests in the rapidly expanding Australian renewable energy field. We wish Graham every success in his new endeavor.  Former Empire CFO (and Empire President) John Garrison will assume the duties of this position.

Empire Energy is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.  For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int'l, please refer to its 10-KSB and 10 Q reports filed with the U.S. Securities and Exchange Commission.

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